Exhibit 8.1

Troutman Pepper Locke LLP
875 Third Avenue
New York, NY 10022

troutman.com

May 1, 2026

M3-Brigade Acquisition V Corp.

1700 Broadway, 19th Floor

New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel for M3-Brigade Acquisition V Corp. (the “M3-Brigade”), a Cayman Islands exempted company incorporated with limited liability, in connection with the preparation of the Registration Statement (Registration No. 333-291982) on Form S-4 filed on March 20, 2026, with the Securities and Exchange Commission and the related preliminary proxy statement/prospectus forming a part thereof, each as amended and supplemented through the date hereof (the “Registration Statement”) with respect to the transactions contemplated by the Business Combination Agreement dated as of July 7, 2025 (the “Business Combination Agreement”) by and among (i) M3-Brigade, (ii) ReserveOne, Inc., a Delaware corporation (the “Company”), (iii) ReserveOne Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”), (iv) R1 SPAC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), and (v) R1 Company Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Business Combination Agreement.

In connection with this opinion, we have examined the Business Combination Agreement, the Ancillary Documents (as defined in the Business Combination Agreement), the Registration Statement, the representation letters of M3-Brigade and the Company delivered to us for purposes of this opinion (the “Representation Letters”), and such other documents as we have deemed necessary or advisable for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. In rendering our opinion, we have assumed, without any independent investigation or examination thereof, that (i) the transactions contemplated by the Business Combination Agreement and the Ancillary Documents (the “Domestication and Business Combination”) will be consummated in the manner described in the Business Combination Agreement, the Ancillary Documents and the Registration Statement, (ii) the statements concerning the Domestication and Business Combination set forth in the Business Combination Agreement, the Ancillary Documents and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) any representations made in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Representation Letters subject to qualification relating to the knowledge, belief, expectation or intent of any party are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants and agreements contained in the Business Combination Agreement and the Ancillary Documents. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the documents referred to above.

M3-Brigade Acquisition V Corp.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein, and we do not undertake to advise you of any changes in applicable tax laws or authorities upon which our opinion is based. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the Service or, if challenged, by a court of law.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, we hereby confirm that the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to M3-Brigade Shareholders” insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute our opinion of such matters in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication and the Business Combination under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. This opinion is being delivered prior to the consummation of the Domestication and the Business Combination and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “Act”) or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Troutman Pepper Locke LLP

Troutman Pepper Locke LLP